Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S‑8 (Nos. 333‑273544) of BV Financial, Inc. of our report dated March 22, 2024, with respect to the consolidated financial statements of BV Financial, Inc., included in this Annual Report on Form 10‑K for the year ended December 31, 2023.

/s/ FORVIS, LLP

Tysons, Virginia

March 22, 2024